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+--------+
| FORM 4 |                       U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                               Washington, D.C. 20549

[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*

     Stanford Venture Capital Holdings, Inc.
--------------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

     5050 Westheimer Road
--------------------------------------------------------------------------------
                                   (Street)

     Houston, Texas 77056
--------------------------------------------------------------------------------
        (City)                      (State)                           (Zip)

2.  Issuer Name and Ticker or Trading Symbol  Senesco Technologies, Inc. (SENO)
                                             -----------------------------------

3.  I.R.S. or Social Security Number of Reporting Person (Voluntary)

    ----------------------------------------------------------------------------

4.  Statement for Month/Year  January 2002
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------

6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

    [_] Director    [_] Officer             [X] 10% Owner    [_] Other
                        (give title below)                       (specify below)

    ---------------------------------------------------------------------------

7.  Individual or Joint/Group Filing (Check Applicable Line)
    [_]  Form filed by One Reporting Person
    [X]  Form filed by More than One Reporting Person

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

------------------------------------------------------------------------------------------------------------------------------------
1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01
par value per share     1/16/02      P            285,715        A        (1)                                 D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01
par value per share     1/23/02      P            285,714        A        (1)           1,714,287             D
------------------------------------------------------------------------------------------------------------------------------------
                                                                                        1,714,287(1)          I        By Stanford
------------------------------------------------------------------------------------------------------------------------------------

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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction
4(b)(v).

                                                                          (Over)
                                                                  SEC 1474(7-96)

  Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security
                                                                           ---------------------------------------------------
                                                                           Code      V                 (A)         (D)
-----------------------------------------------------------------------------------------------------------------------------
     Warrant                           $2.00              1/16/02           P                           A
-----------------------------------------------------------------------------------------------------------------------------
     Warrant                           $2.00              1/16/02           P                           A
-----------------------------------------------------------------------------------------------------------------------------
     Warrant                           $3.25              1/23/02           P                           A
-----------------------------------------------------------------------------------------------------------------------------
     Warrant                           $3.25              1/23/02           P                           A
-----------------------------------------------------------------------------------------------------------------------------
     Warrant                           $2.00              1/24/02           S                                       D
-----------------------------------------------------------------------------------------------------------------------------
     Warrant                           $3.25              1/24/02           S                                       D
-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
                              6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Na-
                                 cisable and       Underlying Securities        of          of Deriv-        ship          ture
                                 Expiration        (Instr. 3 and 4)             Deriv-      ative            Form          of In-
                                 Date                                           ative       Secur-           of De-        direct
                                 (Month/Day/                                    Secur-      ities            rivative      Bene-
                                 Year)                                          ity         Bene-            Security      ficial
                                                                                (Instr.     ficially         Direct        Owner-
                               --------------------------------------------     5)          Owned            (D) or        ship
                               Date     Expira-                 Amount or                   at End           Indirect      (Instr.
                               Exer-    tion         Title      Number of                   of               (I)           4)
                               cisable  Date                    Shares                      Month            (Instr. 4)
                                                                                            (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
                               Immed.   1/16/07  Common stock,    125,000          (1)                            D
                                                   par value
                                                 $.01 per share
------------------------------------------------------------------------------------------------------------------------------------
                               Immed.   1/16/07  Common stock,    125,000          (1)                            D
                                                   par value
                                                 $.01 per share
------------------------------------------------------------------------------------------------------------------------------------
                               Immed.   1/23/07  Common stock,    125,000          (1)                            D
                                                   par value
                                                 $.01 per share
------------------------------------------------------------------------------------------------------------------------------------
                               Immed.   1/23/07  Common stock,    125,000          (1)                            D
                                                   par value
                                                 $.01 per share
------------------------------------------------------------------------------------------------------------------------------------
                               Immed.   1/24/07  Common stock,    125,000                                         D
                                                   par value
                                                 $.01 per share
------------------------------------------------------------------------------------------------------------------------------------
                               Immed.   1/24/07  Common stock,    125,000                   250,000(2)            D
                                                   par value
                                                 $.01 per share
------------------------------------------------------------------------------------------------------------------------------------
                                                                                            250,000(2)            I     By Stanford
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

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

Explanation of Responses:
(1) R. Allen Stanford controls Stanford Venture Capital Holdings, Inc. ("SVCH"). SVCH directly beneficially owns an aggregate of 1,714,287 shares, which shares may be deemed to be indirectly beneficially owned (as defined under Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) by Mr. Stanford. The securities identified herein were purchased at a price of $1.75 per unit, equal to one share of Common Stock and a warrant to purchase 0.875 shares of Common Stock.
(2) As of the end of January 2002, SVCH directly beneficially owns warrants to purchase an aggregate of 250,000 shares of Common Stock, which shares may be deemed to be indirectly beneficially owned (as defined under Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) by Mr. Stanford.


    /s/ Yolanda M. Suarez                               Date: February 11, 2002
    ----------------------------------------------------------------------------
    Stanford Venture Capital Holdings, Inc./Secretary
    ----------------------------------------------------------------------------
    **Signature of Reporting Person

** Intentional misstatements or omissions of facts constitute Federal
   Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                     Page 2 of 2
                                                       SEC 1474(7-96) - MI#76595

                             JOINT FILER INFORMATION

Name: Stanford Venture Capital Holdings, Inc.

Address: 5050 Westheimer Road
Houston, Texas 77056

Designated Filer: Stanford Venture Capital Holdings, Inc.

Issuer and Ticker Symbol: Senesco Technologies, Inc. ("SENO")

Date of Event Requiring
  Statement:  January 24, 2002


Signature:      Stanford Venture Capital Holdings, Inc.

By:             /s/ Yolanda M. Suarez
                ---------------------------------------
                   Yolanda M. Suarez
                Secretary

                             JOINT FILER INFORMATION

Name: R. Allen Stanford

Address: c/o Stanford Venture Capital Holdings, Inc.
5050 Westheimer Road
Houston, Texas 77056

Designated Filer:  Stanford Venture Capital Holdings, Inc.

Issuer and Ticker Symbol:  Senesco Technologies, Inc. ("SENO")

Date of Event Requiring
  Statement:  January 24, 2002

Signature:      /s/ R. Allen Stanford
                --------------------------------------
                         R. Allen Stanford